Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: August 15, 2012

CRC Health Corporation Reports Operating Results

For the Three and Six Months Ended June 30, 2012

CUPERTINO, CA, August 15, 2012—CRC Health Corporation (“CRC,” the “Company,” “we,” “us,” and “our”), a leading provider of substance abuse treatment and adolescent youth services, announced its results for the three and six months ended June 30, 2012.

Three Months Ended June 30, 2012 Operating Results:

Net client service revenues for the three months ended June 30, 2012 decreased $0.4 million to $115.6 million compared to the same period in 2011. For the three months ended June 30, 2012, operating income decreased $2.2 million compared to the same period in 2011 due to an increase of $1.8 million or 2%, in our operating expenses. Adjusted EBITDA decreased $2.8 million, or 9%, to $28.1 million compared to the same period in 2011.

“Our operating performance in the second quarter was mixed. We showed good growth in our clinic business as well as in our youth segment. Residential recovery faced state budget challenges in certain geographies while our weight management business underachieved. We continue to invest in sales and marketing operations company-wide as well as our clinical quality management function. I’m confident these investments will position the Company well to compete in our marketplace ,” said Andy Eckert, Chief Executive Officer.

The following table presents our net client service revenues, operating income (loss), Adjusted EBITDA and Adjusted EBITDA margin by division (in thousands, except for percentages):

	Three Months Ended June 30,
			2012 vs 2011
	2012	2011	$ Change	% Change
Net client service revenues:
Recovery	$88,513	$89,147	$(634)	(1)%
Youth	20,040	19,036	1,004	5%
Weight Management	6,995	7,781	(786)	(10)%
Corporate	19	36	(17)	(47)%

Total net client service revenues	$115,567	$116,000	$(433)	—%

Operating income (loss):
Recovery	$27,700	$30,741	$(3,041)	(10)%
Youth	1,452	75	1,377	1,836%
Weight Management	457	41	416	1,015%
Corporate	(9,220)	(8,237)	(983)	(12)%

Total operating income	$20,389	$22,620	$(2,231)	(10)%

Adjusted EBITDA:
Recovery	$31,089	$33,680	$(2,591)	(8)%
Youth	2,247	1,165	1,082	93%
Weight Management	(7)	1,271	(1,278)	(101)%
Corporate	(5,237)	(5,194)	(43)	(1)%

Total Adjusted EBITDA	$28,092	$30,922	$(2,830)	(9)%

Adjusted EBITDA margin: *
Recovery	35%	38%
Youth	11%	6%
Weight Management	—%	16%
Total Adjusted EBITDA margin	24%	27%

*	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net client service revenues.

Three Months Ended June 30, 2012 Compared to Three Months Ended June 30, 2011

Recovery:

•

Net client service revenues decreased $0.6 million or 1% primarily due to a $3.2 million decrease from residential facilities offset by a $2.6 million increase from CTCs. The decrease in revenues at our residential facilities was primarily driven by our residential facility in Tennessee that was closed during the fourth quarter of 2011, and did not re-open until April 2012, as well as lower revenues at some of our private pay facilities. The increase in revenues at our CTC facilities was due to a combination of increased census at our facilities driven by marketing programs, and clinically appropriate retention efforts as well as certain rate increases across our facilities.

•

Operating income decreased by $3.0 million or 10%. This decrease was primarily the result of increases in salaries, wages and benefits from investments in sales, marketing and clinical quality management as well as increased internet marketing efforts.

•	Adjusted EBITDA decreased $2.6 million to $31.1 million from the comparable prior-year period.

Youth:

•

Net client service revenues increased by $1.0 million or 5% due to a $1.3 million increase in residential facilities, offset by a $0.3 million decrease in outdoor programs. Residential program revenues increased due to higher patient days and increased revenues per patient day due to increased rates. Outdoor program revenues decreased due to a decrease in patient days partially offset by increases in revenues per patient day due to increased rates.

•	Operating income increased by $1.4 million.

•	Adjusted EBITDA increased $1.1 million to $2.2 million from the comparable prior-year period.

Weight Management:

•	Net client service revenues decreased by $0.8 million or 10% primarily due to a drop in patient days and revenues per patient day at our summer camps.

•	Operating income increased by $0.4 million. This increase was due to a decrease in certain non-recurring expenses from the prior period.

•	Adjusted EBITDA decreased $1.3 million from the comparable prior-year period.

Corporate:

•	Operating loss increased by $1.0 million or 12%. This increase was due to investments in sales, marketing and clinical quality management.

Six Months Ended June 30, 2012 Operating Results:

Net client service revenues for the six months ended June 30, 2012 increased $2.6 million, or 1%, to $224.5 million compared to the same period in 2011. For the six months ended June 30, 2012, operating income decreased $2.4 million, or 6%, to $34.6 million, compared to the same period in 2011 due to an increase of $4.9 million or 3%, in our operating expenses. Adjusted EBITDA decreased $6.4 million, or 12%, to $49.0 million compared to the same period in 2011.

The following table presents our net client service revenues, operating income (loss), Adjusted EBITDA and Adjusted EBITDA margin by division (in thousands, except for percentages):

	Six Months Ended June 30,
					2012 vs 2011
	2012		2011		$ Change	% Change
Net client service revenues:
Recovery	$175,609		$174,605		$1,004	1%
Youth	36,342		33,294		3,048	9%
Weight Management	12,478		13,909		(1,431)	(10)%
Corporate	42		79		(37)	(47)%

Total net client service revenues	$224,471		$221,887		$2,584	1%

Operating income (loss):
Recovery	$52,759		$58,915		$(6,156)	(10)%
Youth	(167)		(5,271)		5,104	97%
Weight Management	13		816		(803)	(98)%
Corporate	(17,970)		(17,462)		(508)	(3)%

Total operating income	$34,635		$36,998		$(2,363)	(6)%

Adjusted EBITDA:
Recovery	$58,977		$64,534		$(5,557)	(9)%
Youth	1,381		(921)		2,302	250%
Weight Management	(217)		2,306		(2,523)	(109)%
Corporate	(11,140)		(10,543)		(597)	(6)%

Total Adjusted EBITDA	$49,001		$55,376		$(6,375)	(12)%

Adjusted EBITDA margin: *
Recovery	34%		37%
Youth	4%		(3	) %
Weight Management	(2	) %	17%
Total Adjusted EBITDA margin	22%		25%

*	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net client service revenues.

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

Recovery:

•

Net client service revenues increased $1.0 million or 1% primarily due to a $5.1 million increase from CTCs, offset by a $4.1 million decrease from residential facilities. The decrease in revenues at our residential facilities was primarily driven by our residential facility in Tennessee that was closed in the fourth quarter of 2011, and did not re-open until April 2012, as well as lower revenues at some of our private pay facilities. The increase in revenues at our CTC facilities was due to a combination of increased census at our facilities driven by marketing programs, and clinically appropriate retention efforts as well as certain rate increases across our facilities.

•

Operating income decreased by $6.2 million, or 10%. This decrease was primarily the result of increases in salaries, wages and benefits from investments in sales, marketing and clinical quality management, increased internet marketing efforts and higher levels of worker compensation expense.

•	Adjusted EBITDA decreased $5.6 million to $59.0 million from the comparable prior-year period.

Youth:

•

Net client service revenues increased by $3.0 million, or 9%, due to a $2.3 million increase in residential facilities and a $0.7 million increase in outdoor programs. Residential and outdoor program revenues increased due to higher patient days and increased revenues per patient day due to increased rates.

•	Operating loss decreased by $5.1 million. This decrease was primarily due to a decrease in asset impairments relative to the prior period.

•	Adjusted EBITDA increased $2.3 million to $1.4 million from the comparable prior-year period.

Weight Management:

•	Net client service revenues decreased by $1.4 million, or 10%, primarily due to a decrease in patient days and a decrease in net revenues per patient day at our summer camps.

•	Operating income decreased by $0.8 million. This decrease was due to a decrease in certain non-recurring expenses from the prior period.

•	Adjusted EBITDA decreased $2.5 million to a $0.2 million loss from the comparable prior-year period.

Corporate:

•	Operating loss increased by $0.5 million, or 3%. This increase was due to investments in sales, marketing and clinical quality management.

Non-GAAP Financial Measures:

Under the terms of our borrowing arrangements, we are required to comply with various covenants, including the maintenance of certain financial ratios, the calculations of which are based on Adjusted EBITDA, as defined in our credit agreements. As of June 30, 2012, we were in compliance with all such covenants. A breach of these could result in a default under our credit facilities and in our being unable to borrow additional amounts under our revolving credit facility. If an event of default occurs, the lenders could elect to declare all amounts borrowed under our credit facilities to be immediately due and payable and the lenders under our term loans and revolving credit facility could proceed against the collateral securing the indebtedness.

The computation of Adjusted EBITDA is provided below to provide an understanding of the impact that Adjusted EBITDA has on our ability to comply with certain covenants in our borrowing arrangements that are tied to these measures and to borrow under the credit facility. Adjusted EBITDA should not be considered as an alternative to net income (loss) or cash flows from operating activities (which are determined in accordance with GAAP) and is not being presented as an indicator of operating performance or a measure of liquidity. Other companies may define Adjusted EBITDA differently and as a result, such measures may not be comparable to our Adjusted EBITDA.

The following table reconciles our net income to our Adjusted EBITDA (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
NET INCOME	$3,381	$4,352	$4,124	$3,465

Depreciation and amortization (1)	4,973	4,842	9,798	9,745
Income tax expense (1)	3,136	3,355	3,899	2,668
Interest expense (1)	12,553	12,361	24,341	24,297

EBITDA	24,043	24,910	42,162	40,175
ADJUSTMENTS TO EBITDA:
Discontinued operations	427	1,698	1,011	2,480
Asset impairment (1)	—	—	—	4,401
Non-impairment restructuring activities (1)	213	1,384	930	3,289
Stock-based compensation expense	531	621	1,016	1,357
Foreign exchange translation	2	2	(28)	3
Loss (gain) on disposal of property and equipment (1)	803	(2)	843	(31)
Management fees	1,266	665	1,841	1,556
Non-recurring legal costs	496	62	812	62
Debt costs	69	434	177	976
Other non-cash charges and non-recurring costs	242	1,148	237	1,108

Total pro forma adjustments to EBITDA	4,049	6,012	6,839	15,201

ADJUSTED EBITDA	$28,092	$30,922	$49,001	$55,376

(1)	Includes amounts related to both continuing operations and discontinued operations.

Key Operating Statistics:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Recovery
Residential and outpatient facilities
Net client service revenues (in thousands)	$55,109	$58,319	$109,874	$113,997
Available beds—end of period	1,958	2,085	1,985	2,085
Patient days	141,065	152,981	280,903	303,191
Net client service revenues per patient day	$390.66	$381.22	$391.15	$375.99
CTCs
Net client service revenues (in thousands)	$33,404	$30,828	$65,735	$60,608
Patient days	2,563,856	2,455,144	5,069,827	4,832,428
Net client service revenues per patient day	$13.03	$12.56	$12.97	$12.54
Youth
Residential facilities
Net client service revenues (in thousands)	$12,659	$11,322	$23,569	$21,230
Patient days	42,927	39,740	81,501	74,704
Net client service revenues per patient day	$294.90	$284.90	$289.19	$284.19
Outdoor programs
Net client service revenues (in thousands)	$7,381	$7,714	$12,773	$12,064
Patient days	14,453	15,691	25,701	24,997
Net client service revenues per patient day	$510.69	$491.62	$496.98	$482.62
Weight Management
Net client service revenues (in thousands)	$6,995	$7,781	$12,478	$13,909
Patient days	22,140	25,062	37,698	40,797
Net client service revenues per patient day	$315.94	$310.47	$331.00	$340.93

Other Data (in thousands except ratios):

	June 30, 2012	December 31, 2011
Total Adjusted Debt (1)	$579,892	$592,391
Cash Interest Expense (2)	$39,315	$41,293
Adjusted EBITDA (2)	$98,766	$104,880
Debt Covenant Ratios
Leverage Ratio (3)	5.87	5.65
Maximum Required Leverage Ratio per Credit Facility	6.75	6.75
	Compliant	Compliant
Interest Coverage Ratio (4)	2.51	2.54
Minimum Required Interest Coverage Ratio per Credit Facility	2.00	2.00
	Compliant	Compliant

1.	The Total Adjusted Debt is defined as our total debt including discontinued operations less cash and cash equivalents in excess of $0.5 million. The Total Adjusted Debt includes debt of discontinued operations of $196 and $395 at June 30, 2012 and December 31, 2012 respectively.
2.	Calculated over the four trailing quarters.
3.	Leverage ratio is defined as our Total Adjusted Debt divided by the Adjusted EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is Total Adjusted Debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.
4.	Interest coverage ratio is defined as our Adjusted EBITDA for the respective four trailing quarters divided by the cash interest expense over the same period.

CRC HEALTH CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

JUNE 30, 2012 AND DECEMBER 31, 2011

(in thousands, except share amounts)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$23,597	$10,183
Restricted cash	554	328
Accounts receivable (net of allowance for doubtful accounts of $5,366 in 2012 and $6,476 in 2011)	34,294	36,196
Prepaid expenses	7,288	8,372
Other current assets	2,805	2,638
Income taxes receivable	—	516
Deferred income taxes	6,758	6,365
Current assets of discontinued operations	996	1,261

Total current assets	76,292	65,859

Property and equipment (net of accumulated depreciation of $71,279 in 2012 and $64,456 in 2011)	126,220	126,840
Goodwill	523,792	523,792
Other intangible assets, net	298,728	301,347
Other assets, net	22,198	21,119

Total assets	$1,047,230	$1,038,957

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,736	$4,994
Accrued liabilities	34,526	32,039
Income taxes payable	2,189	—
Current portion of long-term debt	5,035	7,050
Other current liabilities	18,979	12,612
Current liabilities of discontinued operations	2,433	2,511

Total current liabilities	67,898	59,206

Long-term debt	597,758	594,629
Other long-term liabilities	8,728	8,331
Long-term liabilities of discontinued operations	6,706	6,797
Deferred income taxes	104,636	105,040

Total liabilities	785,726	774,003

Commitments and contingencies (Note 6)
Redeemable noncontrolling interest	934	—
Stockholders’ equity
Common stock, $0.001 par value—1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	459,797	468,305
Accumulated deficit	(199,227)	(203,351)

Total stockholders’ equity	260,570	264,954

Total liabilities and stockholders’ equity	$1,047,230	$1,038,957

CRC HEALTH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net client service revenues	$115,567	$116,000	$224,471	$221,887

Operating expenses:
Salaries and benefits	53,971	51,133	108,915	103,340
Supplies, facilities and other operating costs	34,728	35,393	67,250	66,034
Provision for doubtful accounts	1,505	2,013	3,873	3,854
Depreciation and amortization	4,974	4,841	9,798	9,714
Asset impairment	—	—	—	1,947

Total operating expenses	95,178	93,380	189,836	184,889

Operating income	20,389	22,620	34,635	36,998
Interest expense	(12,553)	(12,363)	(24,340)	(24,296)
Other income	251	198	494	406

Income from continuing operations before income taxes	8,087	10,455	10,789	13,108
Income tax expense	3,390	4,423	4,602	5,377

Income from continuing operations, net of tax	4,697	6,032	6,187	7,731
Loss from discontinued operations, net of tax	(382)	(1,680)	(1,129)	(4,266)

Net income	4,315	4,352	5,058	3,465
Net loss attributable to noncontrolling interest	(934)	—	(934)	—

Net income attributable to CRC Health Corporation	$3,381	$4,352	$4,124	$3,465

Amounts attributable to CRC Health Corporation:
Income from continuing operations, net of tax	$3,763	$6,032	$5,253	$7,731
Discontinued operations, net of tax	(382)	(1,680)	(1,129)	(4,266)

Net income attributable to CRC Health Corporation	$3,381	$4,352	$4,124	$3,465

CRC HEALTH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(In thousands)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$5,058	$3,465
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,798	9,745
Amortization of debt discount and capitalized financing costs	3,014	2,032
Asset impairment	—	4,401
Loss (gain) on disposal of property and equipment	843	(31)
Provision for doubtful accounts	3,954	3,971
Stock-based compensation	1,016	1,357
Deferred income taxes	(797)	—
Other operating activities	—	(36)
Changes in assets and liabilities:
Restricted cash	(226)	(170)
Accounts receivable	(1,878)	(8,372)
Prepaid expenses	1,118	1,628
Income taxes receivable and payable	2,705	1,303
Other current assets	(170)	(107)
Accounts payable	(300)	485
Accrued liabilities	2,646	3,264
Other current liabilities	6,345	6,770
Other long-term assets	(853)	(1,253)
Other long-term liabilities	315	(710)

Net cash provided by operating activities	32,588	27,742

Cash flows from investing activities:
Additions of property and equipment	(7,341)	(8,998)
Other investing activities	(29)	(8)

Net cash used in investing activities	(7,370)	(9,006)

Cash flows from financing activities:
Borrowings of long-term debt	84,096	—
Repayment of long-term debt	(88,099)	(12,591)
Borrowings on revolving line of credit	18,000	9,500
Repayments on revolving line of credit	(13,505)	(7,000)
Capital distributed to Parent	(9,524)	(1,118)
Capitalized financing costs	(2,772)	(3,169)

Net cash used in financing activities	(11,804)	(14,378)

Net increase in cash and cash equivalents	13,414	4,358
Cash and cash equivalents — beginning of period	10,183	7,111

Cash and cash equivalents — end of period	$23,597	$11,469

Purchases of property and equipment included in accounts payable	$452	$319

Payable related to acquisition	$84	$217

Supplemental disclosure of cash flow information:
Cash paid for interest	$20,376	$22,354

Cash paid for income taxes, net of refunds	$1,300	$1,364

Conference Call

CRC Health Corporation will host a conference call, open to all interested parties, on Friday, August 17, 2012 beginning at 4:00 PM Eastern Time (1:00 PM Pacific Time). The number to call within the United States is (877)-856-1968. Participants outside the United States should call (719) 325-4849. The conference ID is 1384671.

A replay of the conference call will be available starting at 7:00 PM Eastern Time on Friday, August 17, 2012 until 7:00 PM Eastern Time Friday, August 24, 2012. The replay number for callers within the United States is (888) 203-1112 or (719) 457-0820 from outside the United States and the conference ID for all callers is 1384671.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may”, “will”, “should”, “likely”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “potential” or “plan”, or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•	Our substantial indebtedness;

•	Unfavorable economic conditions that have and could continue to negatively impact our revenues;

•	Failure to comply with extensive laws and governmental regulations given the highly regulated industry in which we operate and the ever changing nature of these laws and regulations;

•	Changes in reimbursement rates for services provided;

•	The significant economic contribution that certain regions and programs have to our operating results;

•	Claims and legal actions by patients, students, employees and others; failure to cultivate new, or maintain existing relationships with patient referral sources;

•	Competition;

•	Shortage in qualified healthcare workers;

•	Our employees’ election of union representation;

•	Difficult, costly or unsuccessful integrations of acquisitions;

•	The material weakness in our controls over financial reporting.

A more detailed discussion of many of these factors, as well as other factors that could affect our results, is contained in our periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

About CRC Health Group

CRC Health Group is the most comprehensive network of addiction treatment and related behavioral health services in the nation. CRC offers the largest array of personalized treatment options, allowing individuals, families and professionals to choose the most appropriate treatment setting for their behavioral, addiction, weight management or therapeutic education needs. CRC is committed to making its services widely and easily available, while maintaining a passion for delivering advanced treatment. Since 1995, CRC has been helping individuals and families reclaim and enrich their lives. For more information, visit www.crchealth.com or call (877) 637-6237.

Contact:

CRC Health Corporation

LeAnne M. Stewart, 408-645-3160

Chief Financial Officer